APPENDIX A:
LITTLE HARBOR ADVISORS, LLC CODE OF ETHICS
November 2022

A.Introduction.

Rule 204A-1 under the Advisers Act and Rule 17j-1 under the Investment Company Act require registered investment advisers to adopt codes of ethics. The provisions of Rule 17j-1 of the Investment Company Act apply as Little Harbor Advisors, LLC (the “Firm” or “LHA”) serves as investment adviser to the LHA Market State Alpha Seeker ETF, LHA Market State Tactical Beta ETF, and the LHA Market State Tactical Q ETF, all Reportable Funds as defined below, and any other regulated investment company for which LHA serves as investment adviser (which also encompasses any other Reportable Funds that LHA may advise in the future). Each rule requires a registered adviser’s code of ethics to set forth standards of conduct, address personal trading and require compliance with Federal Securities Laws. Rule 17j-1 also requires the registered investment adviser to report to the Board of Trustees of ETF Series Solutions Trust (“ESS”) any material compliance violations. The Board of ESS must also be notified of any material change to the Code of Ethics and may only approve the Code of Ethics after it has made a determination that the Code of Ethics contains provisions designed to prevent “access persons” (defined below) from engaging in fraud. The Board must approve the revised Code of Ethics Policy within 6 months after adoption of the material change. LHA must also certify to the Board of ESS on an annual basis that it has adopted procedures reasonably necessary to prevent Supervised Persons from violating this Code of Ethics.

High ethical standards are essential for the success of the Firm and to maintain the confidence of clients. The Firm’s long-term business interests are best served by adherence to the principle that clients’ interests come first. Further, the Firm has a fiduciary duty to its clients which requires individuals associated with the Firm to act solely for the benefit of our clients. Potential conflicts of interest may arise in connection with the personal trading activities of individuals associated with investment adviser firms. In recognition of the fiduciary obligations of the Firm to its clients and the desire of the Firm to maintain its high ethical standards, the Firm has adopted this Code of Ethics containing provisions designed to prevent improper personal trading, prevent Code of Ethics violations, identify conflicts of interest and provide a means to resolve any actual or potential conflict. All Supervised Persons must comply with the various applicable provisions of the Federal Securities Laws.

Pursuant to Section 206 of the Advisers Act, both Firms and their Supervised Persons are prohibited from engaging in fraudulent, deceptive, or manipulative conduct. Compliance with this section involves more than acting with honesty and good faith alone. It means that the Firm has an affirmative duty of utmost good faith to act solely in the best interest of its clients.

With regard to the Firm’s service as investment adviser to the Reportable Funds, Rule 17j-1 imposes additional duties. Under 17j-1, it is unlawful for certain persons, including any officer, director or trustee of LHA, in connection with the purchase or sale by such person of a "Security Held or to be Acquired” by the Fund:

1)To employ any device, scheme or artifice to defraud the Funds;

2)To make any untrue statement of a material fact to the Reportable Funds or omit to state a material fact necessary in order to make the statements made to the Funds, in light of the circumstances under which they are made, not misleading;
3)To engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the Funds; or
4)To engage in any manipulative practice with respect to the Funds.
In addition, because of the nature of the Firm’s business, Supervised Persons of the Firm may be exposed to information which constitutes “inside information” or material, non-public information. Federal Securities Laws prohibit the use of such information for financial benefit. Accordingly, the Firm has also adopted policies that prohibit the use of material, non-public information.

Adherence to the Code of Ethics and the related restrictions on personal investing is considered a basic condition of employment at the Firm. Failure to comply with any provision hereof is grounds for termination.

Technical compliance with this policy will not automatically insulate a Supervised Person from scrutiny of transactions that show a pattern of compromise or abuse of the individual’s fiduciary duties to the Firm’s clients. Accordingly, all Supervised Persons must seek to avoid any actual or potential conflicts between their personal interests and the interests of the Firm’s clients and circumstances that create even the appearance of impropriety. If you have any doubt as to the propriety of any activity, you should consult with the Chief Compliance Officer (“CCO”), who is charged with the administration of this Code of Ethics.

B.Definitions.
1.    “Access Person” is a Supervised Person (defined below) who has access to nonpublic information regarding the Firm’s purchases or sales of securities, is involved in making securities recommendations to the Firm’s clients or who has access to such recommendations that are nonpublic.
2."Advisers Act" means the Investment Advisers Act of 1940, as amended.
3.    “Automatic Investment/Dividend Reinvestment Plan” means a program in which regular periodic purchases or withdrawals are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation.
4.    “Beneficial ownership” includes ownership by any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect financial interest other than the receipt of an advisory fee.
5.    “Federal Securities Laws” Securities Act of 1933; Securities Exchange Act of 1934; Sarbanes Oxley Act of 2002; Investment Company Act of 1940; Investment Advisers Act of 1940; Title V of the Gramm-Leach-Bliley Act and any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as each may apply to certain funds and investment advisers and any rules adopted thereunder by the SEC or the Department of the Treasury.
6.    “Fund” means an investment company registered under the Investment Company Act of 1940. In the future, this may also include any private funds managed by LHA, which would not be registered with the SEC as investment companies in reliance upon exemptions from such registration under either Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act of 1940.
7.    “Fund Holding” means any security set forth on the Reportable Fund holding list maintained by the CCO.
8.    “Initial Public Offering” is an offering of securities registered under the Securities Act of 1933, the issuer of which immediately before registration was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

9."Investment Company Act" means the Investment Company Act of 1940, as amended.

10.    “Limited Offering” means an offering that is exempt from registration under Sections 4(2) or 4(6) under the Securities Act of 1933, as amended or pursuant to Rules 504, 505 or 506 thereunder, including any future exempt offering sponsored by the Firm. This includes the LHA MOTR Long-Short Fund LP.

11.    “MOTR Fund Holding” means any security held in the LHA MOTR Long-Short Fund LP and any security included on the Fund’s watch list.

12.    “Personal Account” means any account in which an Access Person has any beneficial ownership, whether direct or indirect, as more specifically set forth in Section C of this Code of Ethics.

13.    “Reportable/Covered Securities” means any security except (i) direct obligations of the U.S. government; (ii) bankers' acceptances, CDs, commercial paper and high-quality short- term debt instruments including repurchase agreements; (iii) shares issued by money market funds; (iv) shares issued by open end mutual funds other than Reportable Funds; and (v) shares issued by unit investment trusts that are invested exclusively in one or more open end funds, none of which are Reportable Funds.

14.    “Reportable Fund” means any Fund for which LHA serves as investment adviser as defined in the Investment Company Act of 1940. This also includes any Fund whose investment adviser controls, is controlled or is under common control with the Firm. Reportable Funds would include the LHA Market State Alpha Seeker, LHA Market State Tactical Beta, and the LHA Market State Tactical Q ETFs, and any other regulated investment company for which LHA serves as investment adviser (which also encompasses any other Reportable Funds that LHA may advise in the future).

15.    “Security Held or To Be Acquired by the Fund” means any Covered Security which, within the most recent 15 days is or has been held by the Fund or is being or has been considered by the Fund or its investment adviser for purchase by the Fund; and (ii) any option to purchase or sell, and any security convertible into or exchangeable for a Covered Security.

16.    “Supervised Person” means any member, partner, director, officer, or employee of the Firm or any Fund managed by the Firm, or any other person (including any independent contractor) who provides investment advice on behalf of the Firm and is subject to the Firm’s supervision and control.

C.Applicability of Code of Ethics.

1.Personal Accounts of Access Persons
This Code of Ethics applies to all Personal Accounts of all Access Persons. A Personal Account also includes an account maintained by orfor:

a)    An Access Person’s spouse (other than a legally separated or divorced spouse of the Access Person) and minor children.
b)    Any individuals who live in the Access Person’s household and over whose purchases, sales, or other trading activities the Access Person exercises control or investment discretion.
c)    Any persons to whom the Access Person provides primary financial support, whose financial affairs the Access Person controls or for whom the Access Person provides discretionary advisory services.
d)    Any trust or other arrangement which names the Access Persons as beneficiary (other than set forth in subparagraph 2 below); and any Investment Partnership, Corporation, or other entity (whether a public or a non-public entity) in which the Access Person owns 25% or more of the equity securities of the partnership.
A comprehensive list of all Personal Accounts will be provided by the Access Person to the CCO or the CCO’s designee and maintained by the CCO or the CCO’s designee. It is every Access Person’s responsibility to ensure that this list is accurate in so far as it pertains to him or her. No less than annually, Access Persons will be required to confirm their list of Personal Accounts to the CCO or the CCO’s designee.
2.Access Person as Trustee
A Personal Account does not include any account for which an Access Person serves as trustee of a trust for the benefit of (i) a person to whom the Access Person does not provide primary financial support, or (ii) an independent third party.

3.Solicitors/Consultants

Non-employee solicitors or consultants are not subject to this Code of Ethics unless the solicitor/consultant, as part of his or her duties on behalf of the Firm, (i) makes or participates in the making of investment recommendations for the Firm’s clients, or (ii) obtains information on recommended investments for the Firm’s clients.

D.Restrictions on Personal Trading Activities.

1.Personal Securities Transactions.

It is the responsibility of each Access Person to ensure that a particular securities transaction being considered for a Personal Account is not subject to a restriction contained in this Code of Ethics or otherwise prohibited by any applicable laws. Personal securities transactions for Access Persons may be affected only in accordance with the provisions of this policy.

2.Initial Public Offerings and Limited Offerings.

An Access Person shall not acquire any direct or indirect beneficial ownership in any securities in an Initial Public Offering or in any Limited Offering or investment opportunity of limited availability unless the CCO has given express prior written approval.

3.Responsibilities to Clients.

An Access Person may not engage in personal transactions in securities at the expense of his or her obligations to the Firm’s clients. This means that (i) an Access Person shall devote sufficient time and resources to Client Accounts (defined below) and (ii) shall not take for himself or herself investment opportunities that should be given to Client Accounts. A Client Account includes any account managed by a portfolio manager of the Firm which is not a Personal Account of that portfolio manager and for which the Firm receives an advisory fee.

4.Prohibitions and Restricted Trading in Securities (Pre-Clearance).

(a)No Access Person may buy, sell, or trade for his or her own account, or the account of any other person, any Reportable Fund, Fund Holding, MOTR Fund Holding in an amount greater than 500 shares, IPO, or Limited Offering (including the LHA MOTR Long-Short Fund LP) without the prior written consent of the CCO, or the CCO’s designee.

(b)The CCO, or the CCO’s designee, may approve of a transaction if:

(1)he was notified by the Access Person, prior to the transaction, of the details of the trade
(2)the transaction is not contemplated or executed based on any material, non-public information, or based on any information provided to the Firm, and
(3)the transaction is not likely to have an adverse economic impact on the Fund’s clients.

Should the CCO seek prior approval of a securities transaction, the CCO must meet the same requirements as set forth in the immediately preceding sentence and must receive the approval of the Firm’s Chief Executive Officer, or the CCO’s designee.

(c)Notwithstanding the foregoing, the following transactions will be exempt from the pre- clearance requirements of this Section:

(1)purchases or sales of securities that are non-volitional on the part of the Access Person, such as purchases that are made pursuant to a merger, tender offer or exercise of rights or an Automatic Investment Plan or automatic Dividend Reinvestment Plan;
(2)purchases or sales of securities issued by the United States Government;
(3)purchases or redemptions of shares of open-end investment companies, excluding Reportable Funds;
(4)any acquisition or disposition of bank certificates of deposit;
(5)any acquisition or disposition of money market instruments; and
(6)Any Reportable Security (excluding Reportable Funds, Fund Holdings, MOTR Fund Holdings less than 500 shares in quantity, or Limited Offerings).

(d)Unless otherwise authorized by the CCO, pre-approval must be submitted via BasisCode. Pre-clearance approvals are good for the day they are given and the following business day.

E.Reporting.

1.Duplicate Copies of Brokerage Account Statements.

All Access Persons are encouraged to direct their brokers or custodians or any persons managing such Access Person’s Personal Accounts for which such Access Person has any investment discretion to submit to the CCO, or the CCO’s designee, duplicate copies of the Access Person’s monthly brokerage statements within 30 days after the end of each month, or if such brokerage statements are provided on a quarterly basis, within 30 days after the end of each quarter (“transaction report”). If the Access Person has made such a request and the broker, custodian, or person or entity managing the account either declines to submit such duplicate copies or fails to do so, then the Access Person has the responsibility to submit such duplicate copies of the monthly or quarterly brokerage statements to the CCO within thirty (30) days after the brokerage statement is provided to the Access Person, but no later than 30 days after quarter-end. Such information may also be reported directly through BasisCode.

Each transaction report must contain, at a minimum, the following information:
•the date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, the interest rate and maturity date, the number of shares and the principal amount of each security;
•the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
•the price of the Reportable Security at which the transaction was effected;
•the name of the broker, dealer or bank with or through whom the transaction was effected; and

•the date the report is submitted by the Access Person.
An Access Person is not required to include transactions in the transaction report effected pursuant to an Automatic Investment Plan, or for Personal Accounts over which the access person had no direct or indirect influence or control.
Each Access Person has an affirmative obligation to notify the CCO (initially within 10 business days of employment or promptly thereafter) if such Access Person opens any new account with a broker or custodian or moves an existing account to a different broker or custodian by submitting a completed brokerage account information acknowledgement.
Every Access Person must, no later than thirty (30) days after the end of each calendar quarter, complete a certification confirming they have provided all statements or transactions reports to the CCO and have communicated any new or closed accounts that occurred during the period.

2.Disclosure of Securities Holdings.

Each Access Person shall, within 10 days of the date upon which such Access Person becomes a member, partner, director, officer, or employee of the Firm, or an independent contractor that provides advice on behalf of the Firm and is subject to the Firm’s supervision and control, promptly submit an initial holding report to the CCO. The information must be current as of a date no more than 45 days prior to the date the person becomes an Access Person.

Additionally, all Access Persons shall, within 30 days of the year-end provide the CCO, or the CCO’s designee, an annual holdings report. Each holdings report must be current as of a date no more than 45 days prior to the date the report was submitted and must contain the following information:

(a)a list of the accounts in which the Access Person has any direct or indirect beneficial ownership (including title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount of each Reportable Security), the date the account was established, and the name of the broker, dealer, or bank in which the securities are held; and
(b)business activities in which the Access Person has a significant role, including any service on the board of directors of any company or organization.

An Access Person may satisfy these reporting requirements through the delivery to the CCO, or the CCO’s designee, of broker account statements within the time period specified above. To the extent that a statement lacks some of the information otherwise required to be reported or if the Access Person has reportable holdings or transactions which are not covered by the confirmations and statements submitted to the CCO, or the CCO’s designee, (such as Limited Offerings), the Access Person must submit a separate holdings or transactions report containing the missing information as a supplement to the statements and confirmations.

An Access Person need not submit copies of brokerage account statements for Personal Accounts over which the Access Person has no direct or indirect influence or control.

3.Reporting Violations.

All Supervised Persons are required hereby to promptly report any violations of this Code of Ethics to the CCO.

F.Recordkeeping.

The CCO shall keep in an easily accessible place for at least six years a copy of the Code of Ethics of the Firm in effect or that was in effect for the past six years, a record of any violation of the Code of Ethics and of any action taken as a result of such violation, copies of all broker statements of Access Persons, a record of all persons within the past six years who are or were required to make reports pursuant to this Code of Ethics or who are or were responsible for reviewing these reports, copies of records of any decisions, and the reasons supporting such decisions, to approve the acquisition by any Access Person of any securities through Limited Offerings, Initial Public Offerings, or any securities that would otherwise require pre-approval, and copies of all acknowledgments and other memoranda relating to the administration of this Code of Ethics. The CCO, or the CCO’s designee, shall be the only officer(s) to have access to these records and all such records will be held in strict confidence.

G.Oversight of Code of Ethics.

1.Acknowledgment.

All Supervised Persons are required to affirm and certify that such Supervised Person has received, reviewed, understands, and shall comply, or has complied with, the policies and procedures as set forth in the Code of Ethics, both initially when they become a Supervised Person and annually thereafter. In addition, any situation which may involve a conflict of interest or other possible violation of this Code of Ethics must be promptly reported to the CCO. This affirmation can be completed either electronically or in hard copy form.

2.Review of Transactions.

The CCO, or the CCO’s designee, will collect and keep track that each Access Person’s brokerage statements are submitted and will review transactions in his/her Personal Account on a regular basis to ensure adherence with the Code of Ethics. Any transactions that are believed to be a violation of this Code of Ethics will be reported promptly to the CCO. The Chief Executive Officer shall be responsible for reviewing any personal securities reporting of the CCO, as necessary.

3.Sanctions.

The CCO shall consider reports made to him upon determining that a violation of this Code of Ethics has occurred and may impose such sanctions or remedial action as deemed appropriate or to the extent required by law. These sanctions may include, among other things, disgorgement of profits, suspension of compensation, or termination of any contractual relationship or employment with Firm or reporting the activities at issue to the SEC or other state or federal regulators.

H.Confidentiality.

All Supervised Person’s reports of securities transactions and any other information filed pursuant to this Code of Ethics shall be treated as confidential to the extent permitted by law.